Exhibit 99.4

Cross Country Healthcare, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

On June 30, 2014, Cross Country Healthcare, Inc. (the Company or CCH, Inc.) acquired substantially all of the assets and certain liabilities of Medical Staffing Network Healthcare, LLC (MSN) for an aggregate purchase price of $48.1 million, subject to certain post-closing net working capital adjustments. The Company funded $45.4 million at closing, net of cash acquired, of which $1.0 million was funded to an escrow account for the net working capital adjustment. An additional $2.5 million was deferred and is due to the seller in 21 months, less any COBRA expenses incurred by the Company on behalf of former MSN employees over that period.

The Company financed the purchase price using $55.0 million in new subordinated debt consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes having a 6-year maturity and a conversion price of $7.10. The Company also amended its loan agreement with Bank of America, N.A. to increase its borrowing capacity under its senior secured asset-based revolving credit facility from $65.0 million to $85.0 million.

In December 2013, the Company acquired the operating assets of On Assignment, Inc.’s Allied Healthcare Staffing division (the acquired allied staffing business or AHG) for an aggregate purchase price of $28.7 million, subject to certain post-closing adjustments. Excluded from the transaction were the accounts receivable, accounts payable and accrued compensation of the business acquired. The Company used $24.7 million in cash on hand and $4.5 million from borrowings under its senior secured asset based revolving credit facility with Bank of America, N.A. to pay the purchase price and approximately $0.5 million in transaction costs.

Both acquisitions have been accounted for in accordance with FASB ASC 805, Business Combinations, using the acquisition method. The results of the acquisitions' operations have been included in the consolidated statements of operations from their respective dates of acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013, gives effect to the acquisitions as if the transactions had occurred at January 1, 2013. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014 gives effect to the MSN acquisition as if the transaction had occurred at January 1, 2013.

The unaudited pro forma combined financial information is based on the historical statements of the acquired businesses and the Company giving effect to the respective transactions under the acquisition method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial information.

The pro forma information does not purport to be indicative of the combined results of operations that actually would have taken place if transactions had occurred on such dates.

Cross Country Healthcare, Inc.
Unaudited Pro Forma Condensed Statement of Operations
(amounts in thousands)

	Year Ended December 31, 2013
	CCH, Inc.	AHG	AHG		MSN	MSN		Pro Forma
	as reported	(a)	Pro Forma Adjustments		(a)	Pro Forma Adjustments		Combined

Revenue from services	$438,311	$38,145	—		$229,021	—		$705,477
Operating expenses:
Direct operating expenses	324,851	26,164	154	(b)	172,513	1,464	(b)	525,146
Selling, general and administrative expenses	106,117	7,942	—		56,314	(2,142)	(b)	168,231
Bad debt expense	1,078	—	—		—	255	(b)	1,333
Depreciation	3,886	104	—		2,918	100	(f)	7,008
Amortization	2,294	—	944	(c)	2,094	(1,298)	(c)	4,034
Acquisition and integration costs	473	—	—		—	—		473
Restructuring charges	484	—	—		399	—		883
Legal settlement charge	750	—	—		—	—		750
Impairment charge	6,400	—	—		7,136	—		13,536
Total operating expenses	446,333	34,210	1,098		241,374	(1,621)		721,394

(Loss) income from operations	(8,022)	3,935	(1,098)		(12,353)	1,621		(15,917)
Other expenses:
Foreign exchange (gain) loss	(132)	—	—		—	—		(132)
Interest expense, net	849	—	142	(d)	14,536	(9,720)	(d)	5,807
Loss on early extinguishment of debt	1,419	—	—		—	—		1,419
Other (income) expense, net	(119)	—	—		—	—		(119)

(Loss) income before income taxes	(10,039)	3,935	(1,240)		(26,889)	11,341		(22,892)
Income tax (benefit) expense	44,211	—	1,445	(e)	—	257	(e)	45,913
(Loss) income from continuing operations	(54,250)	3,935	(2,685)		(26,889)	11,084		(68,805)
Non-controlling interest in subsidiary	—	—	—		288	—		288
Net (loss) income from continuing operations	$(54,250)	$3,935	$(2,685)		$(27,177)	$11,084		$(69,093)

Net (loss) income from continuing operations per share:
Basic	$(1.75)							$(2.23)
Diluted	$(1.75)							$(2.23)

Weighted average shares outstanding:
Basic	31,009							31,009
Diluted	31,009							31,009

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
for the Year Ended December 31, 2013
(amounts in thousands)

(a)	Represents the unaudited historical results of AHG for the year ended December 31, 2013 and the audited historical results of MSN for the year ended December 29, 2013.

(b)
Pro forma adjustments to: 1) reflect incremental estimated professional liability expenses for AHG; 2) reclassify amounts to conform to the Company’s presentation; 3) remove legal entity specific expenses of MSN that were not assumed in the acquisition.

(c)
Pro forma adjustments to record the estimated amortization, based on a preliminary independent third-party appraisal of specifically identifiable assets with definite lives acquired for: 1) AHG acquisition- $10.4 million to customer relations with an estimated useful life of 16 years, $3.4 million to database with an estimated useful life of 10 years, and $0.2 million to non-compete agreements with a useful life of 5 years; and 2) MSN acquisition (based on a preliminary independent third party appraisal) - $1.5 million to customer relations with a weighted average estimated useful life of 13 years and $6.7 million to a database with an estimated useful life of 10 years.

(d)
Pro forma adjustment to interest expense to reflect the impact of the incremental borrowings under our credit facility for the AHG acquisition and the new subordinated debt related to the MSN acquisition, consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes. Pro forma adjustment includes the amortization of debt discount and loan fees of $0.6 million. These adjustments do not reflect the impact of cash flows provided by/used in the operations of the acquired businesses.

(e)
Effect of the pro forma adjustments on the provision for income taxes. As the Company had a full valuation allowance against its deferred tax assets since the fourth quarter of 2013, the benefit from the additional MSN pro forma losses were offset by a valuation allowance. The pro forma increase in income tax expense relates to amortization of indefinite lived assets and additional state minimum taxes.

(f)
Pro forma adjustment to record additional depreciation expense related to a write-up of software costs pursuant to the estimated valuation of software based on a preliminary independent third party appraisal.

Cross Country Healthcare, Inc.
Unaudited Pro Forma Condensed Statement of Operations
(amounts in thousands)

	Six Months Ended June 30, 2014
	CCH, Inc.	MSN	MSN		Pro Forma
	as reported	(a)	Pro Forma Adjustments		Combined

Revenue from services	$240,747	$122,070	—		$362,817
Operating expenses:
Direct operating expenses	177,861	91,336	679	(b)	269,876
Selling, general and administrative expenses	58,622	26,379	(860)	(b)	84,141
Bad debt expense	464	—	(74)	(b)	390
Depreciation	1,791	1,129	50	(c)	2,970
Amortization	1,569	824	(426)	(d)	1,967
Acquisition and integration costs	3,042	—	(2,357)	(b)	685
Restructuring charges	755	3,796	(3,796)	(b)	755
Total operating expenses	244,104	123,464	(6,784)		360,784

(Loss) income from operations	(3,357)	(1,394)	6,784		2,033
Other expenses:
Foreign exchange (gain) loss	74	—	—		74
Interest expense, net	544	3,622	(1,214)	(e)	2,952
Other (income) expense, net	54	—	—		54

(Loss) income before income taxes	(4,029)	(5,016)	7,998		(1,047)
Income tax (benefit) expense	(65)	—	765	(f)	700
(Loss) income from continuing operations	(3,964)	(5,016)	7,233		(1,747)
Non-controlling interest in subsidiary	—	231	—		231
Net (loss) income from continuing operations	$(3,964)	$(5,247)	$7,233		$(1,978)

Net (loss) income from continuing operations per share:
Basic	$(0.13)				$(0.06)
Diluted	$(0.13)				$(0.06)

Weighted average shares outstanding:
Basic	31,125				31,125
Diluted	31,125				31,125

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
for the Six Months Ended June 30, 2014
(amounts in thousands)

(a)	Represents the unaudited historical results of MSN for the six months ended June 30, 2014.

(b)
Pro forma adjustments to: 1) reclassify amounts to conform to the Company’s presentation; 2) remove legal entity specific expenses of MSN that were not assumed in the acquisition, including specific costs related to the acquisition included in both the Company’s and MSNs historical results.

(c)
Pro forma adjustment to record additional depreciation expense related to a write-up of software costs pursuant to an estimated valuation of software based on a preliminary independent third party appraisal.

(d)
Pro forma adjustments to record the estimated amortization of specifically identifiable assets based on a preliminary independent third-party appraisal with definite lives acquired of $1.5 million to customer relations with a weighted average estimated useful life of 13 years and $6.7 million to a database with an estimated useful life of 10 years.

(e)
Pro forma adjustment to interest expense for the Company’s new subordinated debt related to the MSN acquisition, consisting of a $30.0 million, 5-year term loan and $25.0 million of convertible notes. Pro forma adjustment includes the amortization of debt discount and loan fees of $0.3 million. These adjustments do not reflect the impact of cash flows provided by/used in the operations of the acquired businesses.

(f)
Effect of the pro forma adjustments on the provision for income taxes. As the Company had a full valuation allowance against its deferred tax assets since the fourth quarter of 2013, the benefit from the additional MSN pro forma losses were offset by a valuation allowance. The pro forma increase in income tax expense relates to amortization of indefinite lived assets and additional state minimum taxes.